UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2006 (February 21, 2006)

BANCORP RHODE ISLAND, INC.

(Exact name of registrant as specified in its charter)

Rhode Island

(State or other jurisdiction of incorporation)

333-33182	05-0509802
(Commission File Number)	(IRS Employer Identification Number)

One Turks Head Place, Providence, Rhode Island 02903

(Address of principal executive offices)

(401) 456-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 1.01.	Entry into a Material Definitive Agreement

On February 24, 2006, Bancorp Rhode Island, Inc. (the “Registrant”) and its wholly-owned subsidiary, Bank Rhode Island (the “Bank”) entered into an employment agreement with Jeffrey Angus, as Executive Vice President and Chief Operating Officer of the Bank, upon terms and conditions as previously disclosed by the Registrant in its current report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 29, 2005. On February 24, 2006, the Registrant and the Bank also entered into an amendment to the employment agreement with James V. DeRentis, as Chief Business Officer of the Bank, upon terms and conditions as previously disclosed by the Registrant in its current report on Form 8-K filed with the SEC on September 23, 2005.

On February 21, 2006, the Bank amended its 2002 Supplemental Retirement Benefit Plan ("SERP") to reflect the increase in the annual retirement benefit available to Linda H. Simmons, Chief Financial Officer and Treasurer of the Registrant and the Bank, under the SERP from $50,000 to an amount equal to 70% of her annual base salary reduced by employer contributions under the Registrant's 401(k) plan and any social security offset.

Item 5.03.	Amendment to Bylaws

On February 21, 2006, the Board of Directors of the Registrant (the “Board”) approved amendments to certain provisions of its Bylaws. These amendments include: (i) an amendment to permit notice of shareholder meetings to be given in accordance with any method permitted by applicable law, including facsimile or electronic transmission; (ii) an amendment specifying that during the interval between meetings of the Board, the Executive Committee may possess and exercise all the powers of the Board in the management and direction of all the business and affairs of the Registrant, except matters assigned by the Board to any other committee and except as otherwise required by Rhode Island law; (iii) an amendment to provide that the delegation of powers of the Board to committees of the Board may be done in the resolution appointing such committee or a committee charter approved by a majority of the whole Board; and (iv) an amendment to provide that the Board may delegate the power to fix the compensation of the executive officers of the Registrant, including the Chief Executive Officer, to a committee of the Board.

These amendments became effective on February 21, 2006.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Exhibit

Exhibit 3(ii)      Amendment to By-laws of the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANCORP RHODE ISLAND, INC.

By:        /s/       Michael J. Hebert

Michael J. Hebert
Principal Accounting Officer

Date: February 27, 2006